UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2014

Bone Biologics, Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-53078	42-1743430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 May Street, Suite 400, Edison, NJ	08837
(Address of principal executive offices)	(Zip Code)

(732) 661-2224

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 24, 2014, at a meeting of the Board of Directors (the “Board”) of Bone Biologics, Corp. (the “Company”) as contemplated in the Company’s bylaws, the Board increased the size of the Board from six to seven directors. In connection therewith, and to fill the newly created vacancy, the Board appointed George A. Oram, age 66, to serve as a director of the Company until the next annual meeting of stockholders or until his successor is elected and qualified. Mr. Oram was also appointed by the Board to the Compensation Committee.

Mr Oram has over 30 years of large and small healthcare and biotechnology company experience. Over his career Mr. Oram has served as President or senior executive of a number of medical device and pharmaceutical development companies including positions as President of Orthologic Corporation a $70 million medical device company, and Executive Vice President of Musculoskeletal Transplant Foundation.

Pursuant to a Director Offer Letter entered into between the Company and Mr. Oram on November 24, 2014 (the “Offer Letter”), Mr. Oram shall receive annual compensation of $25,000, paid quarterly, during his tenure as a board member. In addition, Mr. Oram shall receive an option to purchase 50,000 shares of the Company’s $0.001 par value per share common stock at an exercise price of $1.00 per share upon completion of first year of service. These options will have a term of 10 years. Mr. Oram shall also receive $50,000 worth of common stock upon completion of each year of service as member of the Board. Such issuances of Common Stock shall be split into four installments, each valued at $12,500 and distributed quarterly on the date that the Company files its Form 10-Q or Form 10-K, as applicable, with the SEC. The Common Stock will be valued at the average of the trading price for shares of Common Stock over the 10 day period prior to the issuance.

The foregoing description of the Offer Letter is not purported to be complete and is qualified in its entirety by reference to the complete text of such Offer Letter attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Director Offer Letter, dated November 24, 2014, by and between George A. Oram and Bone Biologics, Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BONE BIOLOGICS CORP.

Date: December 1, 2014	By:	/s/ Michael Schuler
	Name:	Michael Schuler
	Title:	Chief Executive Officer